CONFIRMING STATEMENT
	This Statement confirms that the undersigned has authorized and designated Stephen Daly and Robert Sweet, Jr., each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Hittite Microwave Corporation. The authority of Stephen Daly and Robert
Sweet, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Hittite Microwave
Corporation, unless earlier revoked in writing. The undersigned acknowledges that Stephen Daly and Robert Sweet, Jr. are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.
	This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Hittite Microwave
Corporation, who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.


William Boecke
/s/ William Boecke

Dated: July 16, 2005